PHP Healthcare Corporation                             Exhibit 99.1

                      FOR IMMEDIATE RELEASE



                              For more information contact:

                                   Charles H. Robbins
                                   Chairman and CEO
                                   Telephone:  703-358-3600

                                   Jack M. Mazur
                                   President
                                   Telephone:  703-758-3600

    PHP HEALTHCARE REPORTS 800 PERCENT ANNUAL PROFIT INCREASE



Reston, Virginia, July 11, 1996 -- PHP Healthcare Corporation

(NYSE:PPH) today reported net earnings of $9.1 million or 68 cents per share for the fiscal year ended April 30, 1996,

compared with net earnings of $952,000 or 9 cents per share, in the previous year.



Both the Chairman, Charles H. Robbins, and the President, Jack M.

Mazur, joined in saying that, "these results reflect the

company's successful transition from primarily a government

contractor to a full-service managed care organization, including both the commercial and government sectors."



"Last year at this time we said that our transition into the commercial sector with business based on our Integrated System of

Care (ISOC) model was completed.   The completion of the

transition is now showing bottom line results," Robbins added.



Based in Reston, Virginia, PHP Healthcare is a full-service

managed care organization with 20 years experience in developing innovative health care delivery systems for public agencies,

corporations, communities and large population centers.   The

company now operates more than 80 projects in 29 states.

           PHP HEALTHCARE CORPORATION AND SUBSIDIARIES

              Consolidated Statements of Operations

               Years Ended April 30, 1996 and 1995
              (In thousands, except per share data)

                                             1996      1995
Revenues...............................   $203,360  $204,131
Direct costs...........................    163,582   182,053
                                           _______   _______
     Gross profit......................     39,778    22,078
General and administrative expenses....     27,173    19,660
                                           _______   _______
     Operating income..................     12,605     2,418
Other income (expense):
     Interest expense..................     (3,363)   (2,209)
     Interest income...................      1,448       422
     Miscellaneous income..............         69     1,015
     Gain on sale of partial interest
       in subsidiary...................      2,247        --
     Minority interest in losses
       (earnings) of subsidiary........        212      (159)
                                           _______   _______
         Earnings before income taxes..     13,218     1,487
Income Tax expense.....................      4,100       535
                                           _______   _______
         Net earnings..................   $  9,118  $    952
                                           =======   =======
         Net earnings per share........  $     .68  $    .09
                                           =======   =======
     Weighted average number of common
      shares outstanding...............  $  13,429  $ 11,226
                                           =======   =======